Exhibit 99.1

Valassis Communications, Inc.

Compensation Recovery Policy

Adopted on December 12, 2012 (the “Effective Date”)

Any individual who is or was an Executive Officer (as herein after defined) of Valassis Communications, Inc. (the “Company”) as of the Effective Date, or at any time thereafter, shall repay or forfeit, as directed by the Compensation/Stock Option Committee of the Board of Directors of the Company (the “Committee”), to the extent permitted by law, all or part of any annual incentive, long-term incentive, equity-based award or other performance-based award (collectively, “Covered Incentive Compensation”) earned by him or her if:

1.	The payment, grant or vesting of such Covered Incentive Compensation was after the Effective Date of this Policy; and

2.	The payment, grant or vesting of such Covered Incentive Compensation was based on the achievement of financial results that were:

(a) the subject of a material restatement by the Company, as filed with the U.S. Securities and Exchange Commission, provided however that such restatement is not the result of a change in accounting principle or a divestiture, or

(b) the direct result of an intentional misstatement, fraud or other intentional wrongdoing on the part of the Executive Officer, even if such wrongdoing does not result in a material restatement of the Company's financial results;  and

3.	The wrongdoing or need for the restatement, as applicable, was identified within three years after the date of the first public issuance or filing of the impacted financial results; and

4.
The Committee determines in its sole discretion that it is in the best interests of the Company and its stockholders for the Executive Officer to repay all or any portion of the Covered Incentive Compensation.

To the extent permitted by law and except as would otherwise result in adverse tax consequences under Section 409A of the Internal Revenue Code, the Company may enforce an Executive Officer’s repayment obligation under this policy by reducing any amounts that may be owing from time-to-time by the Company or an affiliate to the Executive Officer, whether as wages, severance, vacation pay or in the form of any other benefit.

The Committee shall have full and final authority to make all determinations under this Compensation Recovery Policy (the “CRP”), including without limitation whether the CRP applies and if so, the amount and type of Covered Incentive Compensation to be repaid or forfeited by the Executive Officer.   All determinations and decisions made by the Committee pursuant to the provisions of the CRP shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and associates.

For purposes of this CRP, “Executive Officer” shall mean each current and former executive officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

The CRP is subject to revision based on final rules issued and applicable to the Company under the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The CRP does not in any way impact the Company’s rights under Section 304 of the Sarbanes Oxley Act.

The CRP may be waived, amended, modified or rescinded at any time in the sole discretion of the Board of Directors.

EXECUTIVE OFFICER ACKNOWLEDGMENT

I am currently an Executive Officer as defined in the Compensation Recovery Policy.  I have read and understand the Compensation Recovery Policy and agree to be bound by its terms.

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Name and Title                                                                           Date

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Signature